Exhibit 99.1

Letter to
Shareholders

Q2 2023 | August 1, 2023

Second Quarter 2023 Financial Highlights

•	Total Revenue grew 4% over the prior year quarter to $830 million. On a foreign exchange (“FX”) neutral (“FXN”) basis, Total Revenue was $844 million, up 6% over the prior year quarter.	•	RPP increased 10% over the prior year quarter to $17.41 (up 12% FXN).

		•	Operating income was $215 million, representing an operating margin of 26%.

•	Direct Revenue grew 5% (up 6% FXN) over the prior year quarter to $816 million.

		•	Adjusted Operating Income was $301 million, representing an Adjusted Operating Income Margin of 36%.

•
Tinder Direct Revenue was up 6% (up 7% FXN), while all other brands collectively were up 3% (up 5% FXN) over the prior year quarter. Within other brands, Hinge Direct Revenue was up 35% (same FXN) versus the prior year quarter.

		•	Operating Cash Flow and Free Cash Flow were $330 million and $292 million, respectively, year-to-date as of June 30, 2023.

•	Payers declined 5% to 15.6 million over the prior year quarter.

Breakdown of Total Revenue by Geography ($M)

$795
$830
$163
$158
(3%)
$208
$228
+9%
$409
$430
+5%
$14
$13
(7%)
Q2'22
Q2'23
APAC & Other Direct Revenue
Europe Direct Revenue
Americas Direct Revenue
Indirect Revenue

Breakdown of Direct Revenue ($M)

$780
$816
$184
$174
(5%)
$80
$77
(4%)
$67
$90
+35%
$449
$475
+6%
Q2'22
Q2'23
Tinder
Hinge
Match Group Asia
Evergreen & Emerging

Operating Income[1] and Adjusted Operating Income ($M)

($10)
$215
$286
$301
+5%
Operating Income
Adj. Operating Income
Q2'22
Q2'23
Margins
(1%)
26%
36%
36%

Payers (000s)

8,225
7,717
4,564
4,417
3,606
3,496
16,395
15,630
Americas
Europe
APAC & Other
Total
Q2'22
Q2'23

RPP

$16.56
$18.57
$15.23
$17.18
$15.06
$15.11
$15.86
$17.41
Americas
Europe
APAC & Other
Total
Q2'22
Q2'23

1
See reconciliations of GAAP to non-GAAP measures starting on page 21
1 Q2’22 operating loss includes a $217 million impairment of intangibles relating to the Hyperconnect acquisition.

2

Dear Shareholders,
Our Q2 financial and operating results demonstrate Match Group’s ability to reignite momentum and position the company for consistent, long-term success. In the first half of 2023, Match Group capitalized on effective organizational improvements, which led to better product and marketing execution at our brands, to deliver strengthening financial performance. We expect these trends to continue, with momentum increasing through the rest of the year.
Tinder’s leadership team, which has now been in place for a full year, has built a more stable, focused organization galvanized around common objectives. Tinder’s strategic decision to focus the first half of the year on optimizations and a bold marketing campaign has yielded both revenue acceleration and improved user trends. Tinder’s It Starts with a Swipe™ campaign has resonated with its key user demographics and helped more firmly establish its position as a global dating leader. Tinder is now developing a refreshed user experience that aims to meet the expectations of its target audience, Gen Z.
There are also signs of success and continued progress in other parts of the portfolio. Hinge’s traction in English-speaking and Continental European markets led to accelerating revenue growth in Q2; Hyperconnect’s deployment of AI-enabled technology is showing results at Azar; and we’ve unified our Evergreen & Emerging brands under one shared vision and begun to consolidate our Evergreen businesses onto a single tech platform.
Improved performance at our existing brands enables us to put more focus on innovation. We’re dedicating significant efforts to building AI-enabled capabilities that help solve daters’ pain points and aim to bring resistors into the online dating category. We’re taking a deliberate and thoughtful company-wide approach to these efforts, and deeply believe that with Match Group’s scale, long history in the category, and engineering capabilities, we’re poised to lead in this area.
We know there is still much work to be done, but are pleased with our progress over the past 12 months. We look forward to sharing more positive developments with you over the coming quarters.

Bernard Kim (“BK”)	Gary Swidler
Chief Executive Officer	President & Chief Financial Officer

3

Business Trends
Q2 2023 Performance
Match Group achieved record Total Revenue in Q2 of $830 million, up 4% year-over-year (“Y/Y”), exceeding our expectations. Match Group’s Total Revenue was up 6% Y/Y to $844 million FXN.
Tinder® Direct Revenue of $475 million grew 6% Y/Y, as RPP rose 10% Y/Y to $15.12, driven by pricing optimizations and new weekly subscription packages. Payers declined 4% Y/Y to 10.5 million, primarily because of pricing optimizations in the U.S., which reduced conversion. Tinder saw an acceleration of subscription revenue growth throughout the quarter. In addition, Tinder’s ongoing marketing and product efforts helped drive better new user and reactivation trends, which also contributed to improved revenue trends.
Hinge® Direct Revenue grew 35% Y/Y, with a 24% Y/Y increase in Payers to 1.2 million and an 8% Y/Y increase in RPP to slightly above $25. Hinge continued to grow in English-speaking markets, as well as in its European expansion markets, leading to overall downloads growing nearly 50% Y/Y in Q2. Hinge is now one of the top three most downloaded dating apps in 14 markets globally.
Match Group Asia (“MG Asia”) Direct Revenue declined 4% Y/Y. Azar® continued to accelerate, growing revenue 24% Y/Y, helping to partially offset ongoing weakness at Pairs™ and Hakuna®. The 4% Direct Revenue decline was a substantial improvement, following three consecutive quarters of double-digit revenue declines.
Evergreen & Emerging (“E&E”) Direct Revenue was down 5% Y/Y, the strongest performance since Q1 2022, with continued strong growth at our Emerging brands. An ongoing focus on marketing spend and other operating costs within E&E continues to support our overall margins while we are making strategic investments elsewhere in the business.
Q2 Operating Income, which includes stock-based compensation expense, was $215 million, representing a margin of 26%. Marketing spend was up $11 million, or 9%, Y/Y and flat as a percentage of Total Revenue at 16%. We continue to be disciplined in how we allocate marketing dollars across our businesses, with $13 million in Y/Y cost reductions at the Evergreen brands facilitating investment in our growth brands, particularly Tinder and Hinge. Product and development costs were up 9% Y/Y, but flat as a percentage of Total Revenue at 11%. Cost of revenue was up 4% Y/Y, but essentially flat as a percentage of Total Revenue at 30%. IAP fees, which included $8 million paid into the escrow related to the Google litigation, increased 1.4 points Y/Y as a percent of Total Revenue.
Adjusted Operating Income (“AOI”) of $301 million in Q2 topped our expectations, growing 5% Y/Y, representing a 36% margin, driven by Tinder’s outperformance and continued overall cost discipline across Match Group. We incurred nearly $6 million in severance and similar costs during the quarter.

4

TINDER
Tinder’s strategy of focusing on revenue-generating initiatives in the first part of the year has led to financial momentum, allowing the brand to focus more heavily on user experience initiatives and ecosystem enhancements, which we expect will help drive sustained user and revenue growth over the long term. The team has made terrific progress through the first half of ‘23, and we’re increasingly optimistic about Tinder’s longer-term trajectory.

Tinder Direct Revenue ($M)

$480
$440
$400
Q1 2022
Q2 2022
Q3 2022
Q4 2022
Q1 2023
Q2 2023

Y/Y Growth %	**+18%**	**+13%**	**+6%**	**0%**	**0%**	**+6%**

Revenue Initiatives Delivering Momentum
Towards the end of Q1, Tinder introduced new U.S. pricing optimizations, which helped drive incremental revenue growth throughout Q2. While Payers were negatively impacted due to lower conversion, we expect the price actions to effectively maximize revenue over both the near- and long-term. We have not seen any notable ecosystem detriments, as the Payers lost generally remain active on the platform and continue to send and receive likes and messages as non-paying users.
While Tinder saw significant revenue benefits from price optimizations in the U.S., upon further testing in several international markets, it did not see meaningful benefits and ultimately elected to leave pricing in those markets unchanged.

5

Tinder revenue is benefiting significantly from weekly subscription packages, which were introduced late in Q1 in the U.S. and were expanded into additional English-speaking markets and across Europe and Japan in Q2. There has been significant demand from new users for these shorter duration packages, which are leading to meaningful lifts in conversion, resubscription rates, and renewal rates, particularly among female users, especially younger female users. Weekly packages are also contributing to dramatically higher RPP, as well as overall revenue for Tinder.
2
Reigniting New User Trends
After being less active than our peers from a marketing perspective for several years, Tinder’s new global campaign It Starts with a Swipe™ has demonstrated that a focused brand narrative can positively impact Tinder’s user trends.

U.S. Tinder Daily New Users[3]
90
85
80
0%
(10%)
(20%)
Daily New Users (000s)
Y/Y Growth (%)
Campaign Launch
Jan '23
Feb '23
Mar '23
Apr '23
May '23
Jun '23
Daily New Users
Y/Y Growth %

3
We've seen a significant increase in both new user signups and reactivations in the U.S. and other key markets. The campaign has meaningfully improved brand consideration and intent, especially among females, who are critical for the success of Tinder’s ecosystem. Females have shown a particularly notable improvement in daily new user trends since the start of the year.
Tinder plans to continue its marketing efforts as we approach the back-to-school season. We expect marketing to increasingly highlight feature improvements and innovations throughout the user experience. We expect that sustained marketing efforts, coupled with product and ecosystem enhancements, will continue to improve user and revenue growth at Tinder over time.

2 ‘Before Weekly’ indicates the 30-day U.K. Tinder female conversion rate in March 2023. ‘After Weekly’ indicates the 30-day U.K. Tinder female conversion rate in June 2023.
3 A daily new user is a first-time user or a user who has not been active on Tinder in the past 28 days.

6

2H Product Roadmap: Focus on Gen Z
Having largely completed its roadmap initiatives through the first half of the year, Tinder has turned its attention to an important product refresh in 2H to better satisfy its core Gen Z audience.
Gen Z is approaching online dating differently than Millennials. They seek inclusivity as well as greater authenticity and more dimensionality. With this in mind, Tinder is testing a refreshed core experience that more directly caters to the expectations of today’s younger generation. Specifically, Tinder is seeking to make it easier to create and consume content with features such as prompts, quizzes, and conversation starters that enable deeper self-expression throughout the online dating journey. Tinder plans to leverage artificial intelligence (“AI”) capabilities to surface the right content to the right people to help improve relevancy and, ultimately, user outcomes. While the core Swipe® feature will remain central to the Tinder experience, the changes are meant to make the app more dynamic and engaging. We expect these features to begin rolling out in select markets later this month.
In addition to the product refresh, Tinder is on track to launch its high-end membership experience in early fall. We expect initial pricing to be substantially higher than Tinder’s current offerings given the significant additional benefits that members will receive and its limited availability.
HINGE
Hinge’s revenue continues to accelerate driven by three key growth pillars: ongoing momentum in English-speaking markets, successful European user expansion, and various monetization initiatives.
Within English-speaking markets – including the U.S., U.K., Canada, and Australia – Hinge continues to build monthly active users at a solid pace. The app is also resonating across Continental Europe, evidenced by exceptionally strong new user trends in all recently entered markets. Hinge’s product-market fit has been clear in every market thus far, including its most recent launches in Italy, Spain, and the Netherlands, where it has quickly become a top five most downloaded dating app.
Hinge is focused on building a sustainable brand that can scale users and monetize effectively over the long term. Hinge just launched weekly subscription packages, given their success at our other brands. We expect these shorter duration packages to further strengthen conversion and RPP trends at Hinge. Hinge is on pace to deliver ∼40% Y/Y Direct Revenue growth in 2023.

Hinge Direct Revenue ($M)

$95
$85
$75
$65
Q4 2022
Q1 2023
Q2 2023
Y/Y Growth %
+29%
+27%
+35%

7

MATCH GROUP ASIA
At Hyperconnect, Azar experienced very strong revenue growth in Q2, largely driven by improvements to its new AI-powered matching algorithm, which is increasing both user engagement and monetization, as well as by strong seasonal trends. Hakuna has reimagined its product to create a more personal connection between creators and their audience, targeted at key Asian markets. We’re encouraged by the progress and direction at Hyperconnect, and the business's profitability trends.
The acquisition of Hyperconnect brought Match Group a large team of talented AI engineers which we're leveraging to drive a number of important AI-related initiatives across the portfolio. Given Hyperconnect’s strong reputation in Korea, we expect to be able to further grow this engineering team more quickly and effectively than we could in other markets.
Hyperconnect has also completed development of a comprehensive infrastructure that can support our live streaming business at Plenty of Fish® and other brands. Over the coming quarters, we plan to transition our live-streaming activities from a third-party vendor to Hyperconnect’s platform, allowing for increased control over the ecosystem, better product innovation, and higher profitability. This initiative will be carefully coordinated to ensure a smooth transition to the Hyperconnect platform.
We’re excited that on October 1, Hyperconnect’s COO Linda Kim will be taking over as CEO of Hyperconnect, allowing founder Sam Ahn to push forward our innovation efforts, especially in AI, as Chief Innovation Officer for MG Asia.
At Pairs, product and monetization wins helped mitigate continued softness in user growth in the Japanese market in Q2. Pairs’ new CEO, Ryoma Yamamoto, is actively reevaluating the brand’s strategy to improve top-of-funnel trends. Importantly, we’re confident that Pairs will be able to market on Japanese TV for the first time very soon, which we expect to help further erode dating app stigma and boost user trends in Japan.

8

EVERGREEN & EMERGING
Over the last six months, we’ve made significant strides in unifying our E&E businesses to align around one strategic vision that we believe will set us up for long-term success.
Our Emerging brands are making new bets through incubation and through small, targeted acquisitions like The League®. This strategy of ‘buy and build’ has been a critical component of Match Group’s success over the years. Emerging brands teams are focused on creating new and innovative apps that target underserved demographics. Though still in their early days, we believe these efforts can help capture new audiences and drive growth, as we have seen with Chispa™ and BLK®. The latest effort is Archer™, a new social-first dating app for gay, bisexual, and queer men.

Archer's Customizable User Interface

5:13
OWEN, 27
1.5 MILE AWAY
ACTIVE
TAGS
Wild
Music
Cycling
Hiking
PEDRO
OWEN
SCOTT
VINNY
DAVID
FRANCISCO
FRANK
GUY
LAITH
MICHAEL
ETHAN
LUCAS
NOAH
MATTHEW
ALEXANDER

Recently launched in New York City, we expect Archer to be available nationwide by year end, with an initial focus on user growth, not monetization. That said, gay dating represents a roughly $500 million opportunity, and we believe Archer is well-positioned to effectively address this underserved space.
Our Evergreen brands are in the early innings of reducing duplicative functions and migrating onto one shared technology platform, while still maintaining each brand's unique user experience. We’ve successfully migrated two brands to a single platform and plan to move them all onto a single platform by 2025. By creating a more nimble and flexible shared architecture, each brand can more effectively harness the benefits of the entire E&E organization and have faster access to a full range of resources, tools, and services. As a result of these structural changes, we expect to achieve significant operating cost savings over the coming two years.

9

ARTIFICIAL INTELLIGENCE AT MATCH GROUP
As in many industries, there are significant opportunities for Match Group to benefit from advances in AI. Match Group already has extensive experience and capabilities in AI at Hyperconnect, as discussed above, and Tinder, which has been utilizing AI in their matching algorithms, merchandising, and trust and safety efforts since 2019. By capitalizing on our tech resources, unparalleled scale, and portfolio breadth, we believe we can lead the way for the category in AI.
Match Group has activated several teams across our brands to begin working on applying the latest AI technologies to help solve key dating pain points. These teams have been able to rapidly develop new features, with a number of initial features expected to launch over the next two quarters. These include helping users select their optimal photos and leveraging AI to highlight why a given profile may be a good match. We're also working on larger AI projects that more holistically improve the end-to-end dating experience. We will share more about those plans as they progress.
We’re also in the midst of analyzing what additional AI investments and changes in our overall operating approach may be strategically compelling. As we integrate more AI technologies into user experiences, we will do so with a focus on authenticity and maintaining foremost consideration to ethical and privacy standards.

10

Financial Outlook
For Q3, we expect Total Revenue of $875 to $885 million, up 8% to 9% Y/Y compared to Q3 ‘22.
For Tinder, we expect Direct Revenue growth of close to 10% Y/Y over Q3 ‘22. With Tinder’s 1H ‘23 revenue initiatives continuing to build momentum, coupled with stronger user growth and an improving product experience, we’re confident that Tinder can deliver solidly double-digit Y/Y Direct Revenue growth in Q4.
At Hinge, we expect Y/Y Direct Revenue growth in Q3 to further accelerate, as core market user growth, European expansion, and new monetization efforts drive incremental revenue for the business.
Across MG Asia, we expect low-single digit Y/Y declines in Direct Revenue in Q3, with continued improving performance at Hyperconnect, but no notable change at Pairs.
Within E&E, we expect low-single digit Y/Y declines in Direct Revenue.
For Q3, we expect Match Group AOI of $320 to $325 million, up 13% to 14% Y/Y, with a margin of 37% at the mid-point of the ranges. We expect to spend a higher percentage of Total Revenue on marketing in Q3 compared to historical levels as we accelerate our investments in our growth businesses, including Tinder and Hinge as well as newer bets such as Archer and The League.
Match Group is on track to deliver better AOI margins for the full year compared to 2022, given Tinder’s revenue acceleration and company-wide cost discipline.

	Total Revenue	Adjusted Operating Income
Q3 2023	$875 to $885 million	$320 to $325 million

11

Conference Call
Match Group will audiocast a conference call to answer questions regarding its second quarter financial results on Wednesday, August 2, 2023 at 8:30 a.m. Eastern Time. This call will include the disclosure of certain information, including forward-looking information, which may be material to an investor’s understanding of Match Group’s business. The live audiocast will be open to the public on Match Group’s investor relations website at https://ir.mtch.com.

12

Financial Results
Revenue and Key Drivers

	Three Months Ended June 30,
	2023	2022	Change

	(In thousands, except RPP)
Revenue
Direct Revenue:
Americas	$429,946	$408,730	5%
Europe	227,718	208,471	9%
APAC and Other	158,472	162,952	(3)%
Total Direct Revenue	816,136	780,153	5%
Indirect Revenue	13,416	14,360	(7)%
Total Revenue	$829,552	$794,513	4%

Direct Revenue
Tinder	$474,746	$449,095	6%
Hinge	90,331	67,141	35%
MG Asia	76,605	79,646	(4)%
Evergreen and Emerging	174,454	184,271	(5)%
Total Direct Revenue	$816,136	$780,153	5%

Payers
Americas	7,717	8,225	(6)%
Europe	4,417	4,564	(3)%
APAC and Other	3,496	3,606	(3)%
Total Payers	15,630	16,395	(5)%

Revenue Per Payer (“RPP”)
Americas	$18.57	$16.56	12%
Europe	$17.18	$15.23	13%
APAC and Other	$15.11	$15.06	—%
Total RPP	$17.41	$15.86	10%

13

Operating Income (Loss) and Adjusted Operating Income

	Three Months Ended June 30,
	2023	2022	Change

	(In thousands)
Operating Income (Loss)	$214,796	$(10,081)	NM
Operating Income (Loss) Margin	26%	(1%)	27.2 points
Adjusted Operating Income	$301,313	$285,713	5%
Adjusted Operating Income Margin	36%	36%	0.4 points

Operating Costs and Expenses

	Q2 2023	% of Revenue	Q2 2022	% of Revenue	Change

	(In thousands)
Cost of revenue	$250,294	30%	$240,840	30%	4%
Selling and marketing expense	136,597	16%	125,679	16%	9%
General and administrative expense	107,698	13%	110,638	14%	(3)%
Product development expense	94,287	11%	86,410	11%	9%
Depreciation	14,565	2%	11,488	1%	27%
Impairment and amortization of intangibles	11,315	1%	229,539	29%	(95)%
Total operating costs and expenses	$614,756	74%	$804,594	101%	(24)%

14

Liquidity and Capital Resources
During the six months ended June 30, 2023, we generated operating cash flow of $330 million and Free Cash Flow of $292 million, both of which were unfavorably impacted by the timing of a cash receipt.
During the quarter ended June 30, 2023, we repurchased 1.0 million shares of our common stock for $33 million on a trade date basis at an average price of $31.84. As of August 1, 2023, $967 million in aggregate value of shares of Match Group stock remains available under our previously announced share repurchase program.
As of June 30, 2023, we had $741 million in cash and cash equivalents and short-term investments and $3.9 billion of long-term debt, $3.5 billion of which is fixed rate debt, including $1.2 billion of Exchangeable Senior Notes. Our $750 million revolving credit facility was undrawn as of June 30, 2023. Match Group’s trailing twelve-month leverage4 as of June 30, 2023 is 3.4x on a gross basis and 2.8x on a net basis.
Income Taxes
We recorded an income tax provision of $41 million in the second quarter of 2023, an effective tax rate of 23%. In the second quarter of 2022, the income tax benefit was $8 million.
4 Leverage is calculated utilizing the non-GAAP measure Adjusted Operating Income as the denominator. For a reconciliation of the non-GAAP measure for each period presented, see page 21.

15

GAAP Financial Statements
Consolidated Statement of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022

	(In thousands, except per share data)
Revenue	$829,552	$794,513	$1,616,676	$1,593,144
Operating costs and expenses:
Cost of revenue (exclusive of depreciation shown separately below)	250,294	240,840	490,304	477,076
Selling and marketing expense	136,597	125,679	273,956	277,567
General and administrative expense	107,698	110,638	198,309	211,343
Product development expense	94,287	86,410	192,473	165,204
Depreciation	14,565	11,488	25,117	21,985
Impairment and amortization of intangibles	11,315	229,539	23,432	242,232
Total operating costs and expenses	614,756	804,594	1,203,591	1,395,407
Operating income (loss)	214,796	(10,081)	413,085	197,737
Interest expense	(39,742)	(35,623)	(79,093)	(70,519)
Other income, net	3,432	5,291	6,824	6,109
Earnings (loss) before income taxes	178,486	(40,413)	340,816	133,327
Income tax (provision) benefit	(41,141)	8,048	(82,780)	14,915
Net earnings (loss)	137,345	(32,365)	258,036	148,242
Net loss attributable to noncontrolling interests	—	507	118	433
Net earnings (loss) attributable to Match Group, Inc. shareholders	$137,345	$(31,858)	$258,154	$148,675

Net earnings (loss) per share attributable to Match Group, Inc. shareholders:
Basic	$0.49	$(0.11)	$0.93	$0.52
Diluted	$0.48	$(0.11)	$0.89	$0.50

Basic shares outstanding	278,133	285,126	278,693	284,794
Diluted shares outstanding	295,002	285,126	295,823	298,698

Stock-based compensation expense by function:
Cost of revenue	$1,673	$1,558	$2,990	$3,107
Selling and marketing expense	2,558	2,166	4,471	3,819
General and administrative expense	28,088	30,032	41,205	53,931
Product development expense	28,318	21,011	53,534	36,205
Total stock-based compensation expense	$60,637	$54,767	$102,200	$97,062

16

Consolidated Balance Sheet

	June 30, 2023	December 31, 2022

	(In thousands)
ASSETS
Cash and cash equivalents	$732,567	$572,395
Short-term investments	8,349	8,723
Accounts receivable, net	272,308	191,940
Other current assets	115,706	109,327
Total current assets	1,128,930	882,385

Property and equipment, net	191,125	176,136
Goodwill	2,303,181	2,348,366
Intangible assets, net	326,232	357,747
Deferred income taxes	247,814	276,947
Other non-current assets	141,745	141,183
TOTAL ASSETS	$4,339,027	$4,182,764

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Accounts payable	$8,004	$13,699
Deferred revenue	243,933	252,718
Accrued expenses and other current liabilities	282,221	289,937
Total current liabilities	534,158	556,354

Long-term debt, net	3,838,943	3,835,726
Income taxes payable	11,551	13,282
Deferred income taxes	28,835	32,631
Other long-term liabilities	103,056	103,652

Redeemable noncontrolling interest	—	—

Commitments and contingencies

SHAREHOLDERS’ EQUITY
Common stock	289	287
Additional paid-in capital	8,392,805	8,273,637
Retained deficit	(7,524,414)	(7,782,568)
Accumulated other comprehensive loss	(418,793)	(369,182)
Treasury stock	(627,814)	(482,049)
Total Match Group, Inc. shareholders’ equity	(177,927)	(359,875)
Noncontrolling interests	411	994
Total shareholders’ equity	(177,516)	(358,881)
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$4,339,027	$4,182,764

17

Consolidated Statement of Cash Flows

	Six Months Ended June 30,
	2023	2022

	(In thousands)
Cash flows from operating activities:
Net earnings	$258,036	$148,242
Adjustments to reconcile net earnings to net cash provided by operating activities:
Stock-based compensation expense	102,200	97,062
Depreciation	25,117	21,985
Impairment and amortization of intangibles	23,432	242,232
Deferred income taxes	26,627	(32,663)
Other adjustments, net	6,912	1,693
Changes in assets and liabilities
Accounts receivable	(83,074)	934
Other assets	2,128	30,562
Accounts payable and other liabilities	(27,988)	(476,056)
Income taxes payable and receivable	4,001	(15,089)
Deferred revenue	(7,526)	1,062
Net cash provided by operating activities	329,865	19,964
Cash flows from investing activities:
Capital expenditures	(37,457)	(27,305)
Other, net	89	1,787
Net cash used in investing activities	(37,368)	(25,518)
Cash flows from financing activities:
Payments to settle exchangeable notes	—	(94,252)
Proceeds from the settlement of exchangeable note hedges	—	52,623
Payments to settle warrants related to exchangeable notes	—	(7,482)
Proceeds from issuance of common stock pursuant to stock-based awards	15,816	16,356
Withholding taxes paid on behalf of employees on net settled stock-based awards	(2,580)	(101,089)
Purchase of treasury stock	(145,108)	(190,980)
Purchase of noncontrolling interests	(1,872)	(10,554)
Other, net	—	10
Net cash used in financing activities	(133,744)	(335,368)
Total cash provided (used)	158,753	(340,922)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	1,421	(10,786)
Net increase (decrease) in cash, cash equivalents, and restricted cash	160,174	(351,708)
Cash, cash equivalents, and restricted cash at beginning of period	572,516	815,512
Cash, cash equivalents, and restricted cash at end of period	$732,690	$463,804

18

Earnings (Loss) Per Share
The following tables set forth the computation of the basic and diluted earnings (loss) per share attributable to Match Group shareholders:

	Three Months Ended June 30,
	2023		2022
	Basic	Diluted	Basic	Diluted

	(In thousands, except per share data)
Numerator
Net earnings (loss)	$137,345	$137,345	$(32,365)	$(32,365)
Net loss attributable to noncontrolling interests	—	—	507	507
Impact from subsidiaries’ dilutive securities	—	(34)	—	—
Interest on dilutive Exchangeable Senior Notes, net of tax	—	3,179	—	—
Net earnings (loss) attributable to Match Group, Inc. shareholders	$137,345	$140,490	$(31,858)	$(31,858)

Denominator
Weighted average basic shares outstanding	278,133	278,133	285,126	285,126
Dilutive securities	—	3,472	—	—
Dilutive shares from Exchangeable Senior Notes, if-converted	—	13,397	—	—
Denominator for earnings per share—weighted average shares	278,133	295,002	285,126	285,126

Earnings (loss) per share:
Earnings (loss) per share attributable to Match Group, Inc. shareholders	$0.49	$0.48	$(0.11)	$(0.11)

	Six Months Ended June 30,
	2023		2022
	Basic	Diluted	Basic	Diluted

	(In thousands, except per share data)
Numerator
Net earnings	$258,036	$258,036	$148,242	$148,242
Net loss attributable to noncontrolling interests	118	118	433	433
Impact from subsidiaries’ dilutive securities	—	(64)	—	(153)
Interest on dilutive Exchangeable Senior Notes, net of tax	—	6,357	—	2,218
Net earnings attributable to Match Group, Inc. shareholders	$258,154	$264,447	$148,675	$150,740

Denominator
Weighted average basic shares outstanding	278,693	278,693	284,794	284,794
Dilutive securities	—	3,733	—	5,949
Dilutive shares from Exchangeable Senior Notes, if-converted	—	13,397	—	7,955
Denominator for earnings per share—weighted average shares	278,693	295,823	284,794	298,698

Earnings per share:
Earnings per share attributable to Match Group, Inc. shareholders	$0.93	$0.89	$0.52	$0.50

19

Trended Metrics

	2022				2023
	Q1	Q2	Q3	Q4	Q1	Q2

Revenue (in millions, rounding differences may occur)
Direct Revenue
Americas	$400.0	$408.7	$413.8	$406.6	$405.9	$429.9
Europe	215.3	208.5	214.8	210.3	212.5	227.7
APAC and Other	168.5	163.0	166.6	154.2	156.0	158.5
Total Direct Revenue	783.8	780.2	795.1	771.1	774.4	816.1
Indirect Revenue	14.8	14.4	14.4	15.1	12.7	13.4
Total Revenue	$798.6	$794.5	$809.5	$786.2	$787.1	$829.6

Direct Revenue (in millions, rounding differences may occur)
Tinder	$441.0	$449.1	$460.2	$444.2	$441.1	$474.7
Hinge	65.0	67.1	74.4	77.2	82.8	90.3
MG Asia	87.2	79.6	80.6	74.3	75.7	76.6
Evergreen & Emerging	190.7	184.3	180.0	175.4	174.9	174.5
Total Direct Revenue	$783.8	$780.2	$795.1	$771.1	$774.4	$816.1

Payers (in thousands)
Americas	8,159	8,225	8,233	8,059	7,989	7,717
Europe	4,732	4,564	4,648	4,451	4,397	4,417
APAC and Other	3,443	3,606	3,667	3,555	3,488	3,496
Total Payers	16,334	16,395	16,548	16,065	15,874	15,630

RPP
Americas	$16.34	$16.56	$16.75	$16.81	$16.94	$18.57
Europe	$15.17	$15.23	$15.40	$15.75	$16.11	$17.18
APAC and Other	$16.32	$15.06	$15.14	$14.46	$14.91	$15.11
Total RPP	$16.00	$15.86	$16.02	$16.00	$16.26	$17.41

20

Reconciliations of GAAP to Non-GAAP Measures
Reconciliation of Net Earnings (Loss) to Adjusted Operating Income

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022

	(Dollars in thousands)
Net earnings (loss) attributable to Match Group, Inc. shareholders	$137,345	$(31,858)	$258,154	$148,675
Add back:
Net loss attributable to noncontrolling interests	—	(507)	(118)	(433)
Income tax provision (benefit)	41,141	(8,048)	82,780	(14,915)
Other income, net	(3,432)	(5,291)	(6,824)	(6,109)
Interest expense	39,742	35,623	79,093	70,519
Operating income (loss)	214,796	(10,081)	413,085	197,737
Stock-based compensation expense	60,637	54,767	102,200	97,062
Depreciation	14,565	11,488	25,117	21,985
Impairment and amortization of intangibles	11,315	229,539	23,432	242,232
Adjusted Operating Income	$301,313	$285,713	$563,834	$559,016

Revenue	$829,552	$794,513	$1,616,676	$1,593,144
Operating income (loss) margin	26%	(1%)	26%	12%
Adjusted Operating Income margin	36%	36%	35%	35%
Reconciliation of Net Earnings to Adjusted Operating Income used in Leverage Ratios

Twelve months ended
6/30/2023

(In thousands)
Net earnings attributable to Match Group, Inc. shareholders	$471,425
Add back:
Net loss attributable to noncontrolling interests	(1,712)
Loss from discontinued operations, net of tax	2,211
Income tax provision	113,056
Other income, net	(8,748)
Interest expense	154,121
Operating Income	730,353
Stock-based compensation expense	209,018
Depreciation	46,726
Impairment and amortization of intangibles	147,457
Adjusted Operating Income	$1,133,554

21

Reconciliation of Operating Cash Flow to Free Cash Flow

	Six Months Ended June 30,
	2023	2022

	(In thousands)
Net cash provided by operating activities	$329,865	$19,964
Capital expenditures	(37,457)	(27,305)
Free Cash Flow	$292,408	$(7,341)
Reconciliation of Forecasted Operating Income to Adjusted Operating Income

	Three Months Ended September 30,
	2023	2022

	(In millions)
Operating Income	$233 to $238	$211
Stock-based compensation expense	61	53
Depreciation and amortization of intangibles	26	20
Adjusted Operating Income	$320 to $325	$284

22

Reconciliation of GAAP Revenue to Non-GAAP Revenue, Excluding Foreign Exchange Effects

	Three Months Ended June 30,				Six Months Ended June 30,
	2023	$ Change	% Change	2022	2023	$ Change	% Change	2022

	(Dollars in millions, rounding differences may occur)
Revenue, as reported	$829.6	$35.0	4%	$794.5	$1,616.7	$23.5	1%	$1,593.1
Foreign exchange effects	14.4				48.9
Revenue, excluding foreign exchange effects	$843.9	$49.4	6%	$794.5	$1,665.6	$72.5	5%	$1,593.1

Total Direct Revenue, as reported	$816.1	$36.0	5%	$780.2	$1,590.6	$26.6	2%	$1,564.0
Foreign exchange effects	14.3				48.5
Total Direct Revenue, excluding foreign exchange effects	$830.4	$50.2	6%	$780.2	$1,639.1	$75.1	5%	$1,564.0

Americas Direct Revenue, as reported	$429.9	$21.2	5%	$408.7	$835.9	$27.2	3%	$808.7
Foreign exchange effects	3.7				7.7
Americas Direct Revenue, excluding foreign exchange effects	$433.7	$24.9	6%	$408.7	$843.6	$34.9	4%	$808.7

Europe Direct Revenue, as reported	$227.7	$19.2	9%	$208.5	$440.2	$16.4	4%	$423.8
Foreign exchange effects	(1.9)				11.1
Europe Direct Revenue, excluding foreign exchange effects	$225.8	$17.3	8%	$208.5	$451.3	$27.5	6%	$423.8

APAC and Other Direct Revenue, as reported	$158.5	$(4.5)	(3)%	$163.0	$314.5	$(17.0)	(5)%	$331.5
Foreign exchange effects	12.5				29.7
APAC and Other Direct Revenue, excluding foreign exchange effects	$171.0	$8.0	5%	$163.0	$344.2	$12.7	4%	$331.5

Tinder Direct Revenue, as reported	$474.7	$25.7	6%	$449.1	$915.9	$25.8	3%	$890.1
Foreign exchange effects	7.7				27.4
Tinder Direct Revenue, excluding foreign exchange effects	$482.5	$33.4	7%	$449.1	$943.3	$53.2	6%	$890.1

Hinge Direct Revenue, as reported	$90.3	$23.2	35%	$67.1	$173.1	$41.0	31%	$132.1
Foreign exchange effects	0.6				2.2
Hinge Direct Revenue, excluding foreign exchange effects	$90.9	$23.8	35%	$67.1	$175.3	$43.2	33%	$132.1

MG Asia Direct Revenue, as reported	$76.6	$(3.0)	(4)%	$79.6	$152.3	$(14.6)	(9)%	$166.9
Foreign exchange effects	5.5				14.5
MG Asia Direct Revenue, excluding foreign exchange effects	$82.1	$2.5	3%	$79.6	$166.8	$(0.1)	—%	$166.9

E&E Direct Revenue, as reported	$174.5	$(9.8)	(5)%	$184.3	$349.3	$(25.6)	(7)%	$374.9
Foreign exchange effects	0.5				4.3
E&E Direct Revenue, excluding foreign exchange effects	$174.9	$(9.4)	(5)%	$184.3	$353.7	$(21.2)	(6)%	$374.9

All other brands excluding Tinder Direct Revenue, as reported	$341.4	$10.3	3%	$331.1	$674.7	$0.8	—%	$673.9
Foreign exchange effects	6.6				21.1
All other brands excluding Tinder Direct Revenue, excluding foreign exchange effects	$348.0	$16.9	5%	$331.1	$695.8	$21.9	3%	$673.9

23

Reconciliation of GAAP Revenue to Non-GAAP Revenue, Excluding Foreign Exchange Effects (Revenue Per Payer)

	Three Months Ended June 30,				Six Months Ended June 30,
	2023	$ Change	% Change	2022	2023	$ Change	% Change	2022

RPP, as reported	$17.41	$1.55	10%	$15.86	$16.83	$0.90	6%	$15.93
Foreign exchange effects	0.30				0.51
RPP, excluding foreign exchange effects	$17.71	$1.85	12%	$15.86	$17.34	$1.41	9%	$15.93

Americas RPP, as reported	$18.57	$2.01	12%	$16.56	$17.74	$1.29	8%	$16.45
Foreign exchange effects	0.16				0.16
Americas RPP, excluding foreign exchange effects	$18.73	$2.17	13%	$16.56	$17.90	$1.45	9%	$16.45

Europe RPP, as reported	$17.18	$1.95	13%	$15.23	$16.65	$1.45	10%	$15.20
Foreign exchange effects	(0.14)				0.42
Europe RPP, excluding foreign exchange effects	$17.04	$1.81	12%	$15.23	$17.07	$1.87	12%	$15.20

APAC and Other RPP, as reported	$15.11	$0.05	—%	$15.06	$15.01	$(0.67)	(4)%	$15.68
Foreign exchange effects	1.19				1.42
APAC and Other RPP, excluding foreign exchange effects	$16.30	$1.24	8%	$15.06	$16.43	$0.75	5%	$15.68

24

Dilutive Securities
Match Group has various tranches of dilutive securities. The table below details these securities and their potentially dilutive impact (shares in millions; rounding differences may occur).

	Average Exercise Price	7/28/2023
Share Price		$45.60
Absolute Shares		278.1

Equity Awards
Options	$18.06	1.7
RSUs and subsidiary denominated equity awards		10.3
Total Dilution - Equity Awards		12.0
Outstanding Warrants
Warrants expiring on September 15, 2026 (6.6 million outstanding)	$134.76	—
Warrants expiring on April 15, 2030 (6.8 million outstanding)	$134.82	—
Total Dilution - Outstanding Warrants		—

Total Dilution		12.0
% Dilution		4.1%
Total Diluted Shares Outstanding		290.1
______________________
The dilutive securities presentation above is calculated using the methods and assumptions described below; these are different from GAAP dilution, which is calculated based on the treasury stock method.
Options — The table above assumes the option exercise price is used to repurchase Match Group shares.
RSUs and subsidiary denominated equity awards — The table above assumes RSUs are fully dilutive. All performance-based and market-based awards reflect the expected shares that will vest based on current performance or market estimates. The table assumes no change in the fair value estimate of the subsidiary denominated equity awards from the values used for GAAP purposes at June 30, 2023.
Exchangeable Senior Notes — The Company has two series of Exchangeable Senior Notes outstanding. In the event of an exchange, each series of Exchangeable Senior Notes can be settled in cash, shares, or a combination of cash and shares. At the time of each Exchangeable Senior Notes issuance, the Company purchased call options with a strike price equal to the exchange price of each series of Exchangeable Senior Notes (“Note Hedge”), which can be used to offset the dilution of each series of the Exchangeable Senior Notes. No dilution is reflected in the table above for any of the Exchangeable Senior Notes because it is the Company’s intention to settle the Exchangeable Senior Notes with cash equal to the face amount of the notes; any shares issued would be offset by shares received upon exercise of the Note Hedge.
Warrants — At the time of the issuance of each series of Exchangeable Senior Notes, the Company also sold warrants for the number of shares with the strike prices reflected in the table above. The cash generated from the exercise of the warrants is assumed to be used to repurchase Match Group shares and the resulting net dilution, if any, is reflected in the table above.

25

Non-GAAP Financial Measures
Match Group reports Adjusted Operating Income, Adjusted Operating Income Margin, Free Cash Flow, and Revenue Excluding Foreign Exchange Effects, all of which are supplemental measures to U.S. generally accepted accounting principles (“GAAP”). The Adjusted Operating Income, Adjusted Operating Income Margin, and Free Cash Flow measures are among the primary metrics by which we evaluate the performance of our business, on which our internal budget is based and by which management is compensated. Revenue Excluding Foreign Exchange Effects provides a comparable framework for assessing the performance of our business without the effect of exchange rate differences when compared to prior periods. We believe that investors should have access to the same set of tools that we use in analyzing our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. Match Group endeavors to compensate for the limitations of the non-GAAP measures presented by providing the comparable GAAP measures and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures. We encourage investors to examine the reconciling adjustments between the GAAP and non-GAAP measures, which we describe below. Interim results are not necessarily indicative of the results that may be expected for a full year.
Definitions of Non-GAAP Measures
Adjusted Operating Income is defined as operating income excluding: (1) stock-based compensation expense; (2) depreciation; and (3) acquisition-related items consisting of (i) amortization of intangible assets and impairments of goodwill and intangible assets, if applicable, and (ii) gains and losses recognized on changes in the fair value of contingent consideration arrangements, as applicable. We believe Adjusted Operating Income is useful to analysts and investors as this measure allows a more meaningful comparison between our performance and that of our competitors. The above items are excluded from our Adjusted Operating Income measure because they are non-cash in nature. Adjusted Operating Income has certain limitations because it excludes certain expenses.
Adjusted Operating Income Margin is defined as Adjusted Operating Income divided by revenues. We believe Adjusted Operating Income Margin is useful for analysts and investors as this measure allows a more meaningful comparison between our performance and that of our competitors. Adjusted Operating Income margin has certain limitations in that it does not take into account the impact to our consolidated statement of operations of certain expenses.
Free Cash Flow is defined as net cash provided by operating activities, less capital expenditures. We believe Free Cash Flow is useful to investors because it represents the cash that our operating businesses generate, before taking into account non-operational cash movements. Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures. Therefore, we think it is important to evaluate Free Cash Flow along with our consolidated statement of cash flows.
We look at Free Cash Flow as a measure of the strength and performance of our businesses, not for valuation purposes. In our view, applying “multiples” to Free Cash Flow is inappropriate because it is subject to timing, seasonality and one-time events. We manage our business for cash and we think it is of utmost importance to maximize cash – but our primary valuation metric is Adjusted Operating Income.
Revenue Excluding Foreign Exchange Effects is calculated by translating current period revenues using prior period exchange rates. The percentage change in Revenue Excluding Foreign Exchange Effects is calculated by determining the change in current period revenues over prior period revenues where current period revenues are translated using prior period exchange rates. We believe the impact of foreign exchange rates on Match Group, due to its global reach, may be an important factor in understanding period over period comparisons if movement in rates is significant. Since our results are reported in U.S. dollars, international revenues are favorably impacted as the U.S. dollar weakens relative to other currencies, and unfavorably impacted as the U.S. dollar strengthens relative to other currencies. We believe the presentation of revenue excluding foreign exchange effects in addition to reported revenue helps improve the ability to understand Match Group’s performance because it excludes the impact of foreign currency volatility that is not indicative of Match Group’s core operating results.

26

Non-Cash Expenses That Are Excluded From Our Non-GAAP Measures
Stock-based compensation expense consists principally of expense associated with the grants of stock options, RSUs, performance-based RSUs and market-based awards. These expenses are not paid in cash, and we include the related shares in our fully diluted shares outstanding using the treasury stock method; however, performance-based RSUs and market-based awards are included only to the extent the applicable performance or market condition(s) have been met (assuming the end of the reporting period is the end of the contingency period). To the extent stock-based awards are settled on a net basis, we remit the required tax-withholding amounts from our current funds.
Depreciation is a non-cash expense relating to our property and equipment and is computed using the straight-line method to allocate the cost of depreciable assets to operations over their estimated useful lives, or, in the case of leasehold improvements, the lease term, if shorter.
Amortization of intangible assets and impairments of goodwill and intangible assets are non-cash expenses related primarily to acquisitions. At the time of an acquisition, the identifiable definite-lived intangible assets of the acquired company, such as customer lists, trade names and technology, are valued and amortized over their estimated lives. Value is also assigned to (i) acquired indefinite-lived intangible assets, which consist of trade names and trademarks, and (ii) goodwill, which are not subject to amortization. An impairment is recorded when the carrying value of an intangible asset or goodwill exceeds its fair value. We believe that intangible assets represent costs incurred by the acquired company to build value prior to acquisition and the related amortization and impairment charges of intangible assets or goodwill, if applicable, are not ongoing costs of doing business.
Additional Definitions
Americas includes North America, Central America, South America, and the Caribbean islands.
Europe includes continental Europe, the British Isles, Iceland, Greenland, and Russia, but excludes Turkey (which is included in APAC and Other).
APAC and Other includes Asia, Australia, the Pacific islands, the Middle East, and Africa.
Match Group Asia (“MG Asia”) consists of the brands primarily focused on Asia including Pairs, Azar, and Hakuna.
Evergreen & Emerging (“E&E”) consists primarily of the brands Match, Meetic, OkCupid, Plenty Of Fish, BLK, Chispa, and The League.
Direct Revenue is revenue that is received directly from end users of our services and includes both subscription and à la carte revenue.
Indirect Revenue is revenue that is not received directly from end users of our services, substantially all of which is advertising revenue.
Payers are unique users at a brand level in a given month from whom we earned Direct Revenue. When presented as a quarter-to-date or year-to-date value, Payers represents the average of the monthly values for the respective period presented. At a consolidated level, duplicate Payers may exist when we earn revenue from the same individual at multiple brands in a given month, as we are unable to identify unique individuals across brands in the Match Group portfolio.
Revenue Per Payer (“RPP”) is the average monthly revenue earned from a Payer and is Direct Revenue for a period divided by the Payers in the period, further divided by the number of months in the period.
Leverage on a gross basis is calculated as principal debt balance divided by Adjusted Operating Income for the period referenced.
Leverage on a net basis is calculated as principal debt balance less cash and cash equivalents and short-term investments divided by Adjusted Operating Income for the period referenced.

27

Other Information
Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This letter and our conference call, which will be held at 8:30 a.m. Eastern Time on August 2, 2023, may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements that are not historical facts are “forward looking statements.” The use of words such as “anticipates,” “estimates,” “expects,” “plans” and “believes,” among others, generally identify forward-looking statements. These forward-looking statements include, among others, statements relating to: Match Group’s future financial performance, Match Group’s business prospects and strategy, anticipated trends, and other similar matters. These forward-looking statements are based on management’s current expectations and assumptions about future events, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Actual results could differ materially from those contained in these forward-looking statements for a variety of reasons, including, among others: competition, our ability to maintain user rates on our higher monetizing services, our ability to attract users to our services through cost-effective marketing and related efforts, foreign currency exchange rate fluctuations, our ability to distribute our services through third parties and offset related fees, the integrity and scalability of our systems and infrastructure (and those of third parties) and our ability to adapt ours to changes in a timely and cost-effective manner, our ability to protect our systems from cyberattacks and to protect personal and confidential user information, risks relating to our use of artificial intelligence, risks relating to certain of our international operations and acquisitions, certain risks relating to our relationship with IAC post-separation, the impact of the outbreak of pandemics such as the COVID-19 coronavirus, the risks inherent in separating Match Group from IAC, including uncertainties related to, among other things, the tax treatment of the transaction, uncertainties related to the acquisition of Hyperconnect, including, among other things, the expected benefits of the transaction, any litigation arising out of or relating to the transaction, and the impact of the transaction on the businesses of Match Group, and inflation and other macroeconomic conditions. Certain of these and other risks and uncertainties are discussed in Match Group’s filings with the Securities and Exchange Commission. Other unknown or unpredictable factors that could also adversely affect Match Group’s business, financial condition and results of operations may arise from time to time. In light of these risks and uncertainties, these forward-looking statements may not prove to be accurate. Accordingly, you should not place undue reliance on these forward-looking statements, which only reflect the views of Match Group management as of the date of this letter. Match Group does not undertake to update these forward-looking statements.
About Match Group
Match Group (NASDAQ: MTCH), through its portfolio companies, is a leading provider of digital technologies designed to help people make meaningful connections. Our global portfolio of brands includes Tinder®, Hinge®, Match®, Meetic®, OkCupid®, Pairs™, PlentyOfFish®, Azar®, Hakuna®, and more, each built to increase our users’ likelihood of connecting with others. Through our trusted brands, we provide tailored services to meet the varying preferences of our users. Our services are available in over 40 languages to our users all over the world.
Contact Us

Tanny Shelburne Match Group Investor Relations ir@match.com	Justine Sacco Match Group Corporate Communications matchgroupPR@match.com

Match Group 8750 North Central Expressway, Suite 1400, Dallas, TX 75231, (214) 576-9352 https://mtch.com

28